UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 12, 2020

LEIDOS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware			001-33072	20-3562868
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)

11951 Freedom Drive	Reston	Virginia		20190
(Address of principal executive office)				(Zip Code)

 (571) 526-6000
(Registrants' telephone number, including area code)

 Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $.0001 per share	LDOS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement

 On February 12, 2020 (the “Signing Date”), Leidos Holdings, Inc., a Delaware corporation (“Leidos”), Leidos, Inc., a Delaware corporation and a wholly-owned subsidiary of Leidos, as borrower (the “Borrower”), and certain other wholly-owned domestic subsidiaries of Leidos, as guarantors (collectively, the “Subsidiary Guarantors” and, together with Leidos and the Borrower, collectively, the “Loan Parties”), entered into a Term Loan Credit Agreement (the “Credit Agreement”), with the lenders party thereto (collectively, the “Lenders”) and Citibank, N.A., as administrative agent. The Credit Agreement provides for a senior unsecured delayed-draw term loan facility in an aggregate principal amount of $1,000,000,000 (the “Facility”). The Borrower did not borrow any loans under the Facility on the Signing Date. The proceeds of the Facility, if drawn, will be used by the Borrower to finance its proposed acquisition (the “Acquisition”) of all equity interests of the Security and Detection Systems and MacDonald Humfrey Automation business units of L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”) pursuant to that certain previously announced sale agreement, dated as of February 3, 2020 (the “Sale Agreement”), by and among Leidos, the Borrower and L3Harris, as described in the Borrower’s Current Report on Form 8 K filed with the Securities and Exchange Commission on February 3, 2020.

The obligations of the Lenders to provide the Facility under the Credit Agreement are subject to certain customary conditions. Commitments under the Credit Agreement will terminate on the first to occur of (i) ten business days after the Termination Date (as defined in the Sale Agreement, including any extensions thereof pursuant to the terms of the Sale Agreement as in effect on February 3, 2020), (ii) the date on which the Acquisition is consummated without the funding of the Facility, (iii) the date of the funding of the Facility (the “Funding Date”) and (v) if earlier than the date set forth in clause (i), the date the Sale Agreement is validly terminated prior to the consummation of the Acquisition.

Borrowings under the Credit Agreement bear interest at a rate determined, at our option, based on either an alternate base rate or a LIBOR rate plus, in each case, an applicable margin that may range 112.5 bps to 350.0 bps depending on the credit rating of the Borrower, subject to increases by 25.0 bps at 90, 180, 270, 360, 450, 540 and 630 days after the Funding Date. Based on our current ratings, the applicable margin for LIBOR-denominated borrowings is 137.5 bps. The Borrower will pay to each Lender under the Facility a ticking fee equal to a certain percentage, ranging from 12.5 bps to 30 bps depending on the credit rating of the Borrower, of such Lender’s daily maximum aggregate amount of commitments under the Facility, ending on the earlier of the Funding Date or termination of the commitments under the Facility. The ticking fee does not begin to accrue until 60 days after the Signing Date.

The Credit Agreement contains certain customary representations and warranties, as well as certain customary affirmative and negative covenants. The Credit Agreement’s negative covenants restrict the activities of the Loan Parties and Leidos’ other subsidiaries, including, among other things, such Loan Party’s or subsidiary’s ability to (i) create certain liens on its assets, (ii) dispose of substantially all of its assets, (iii) merge, liquidate, dissolve, change its business or consolidate with other entities, (iv) effect sale-and leaseback transactions, and (v) enter affiliate transactions. The Credit Agreement also restricts the ability of Leidos’ subsidiaries that are not Loan Parties to incur debt and issue preferred stock.

The financial covenants in the Credit Agreement require that the Borrower maintains, as of the last day of each fiscal quarter (beginning with the fiscal quarter ending June 2020), (1) a ratio of adjusted consolidated total debt to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of not more than 3.75 to 1.00, subject to increases to 4.50 to 1.00 following a material acquisition, and (2) a ratio of EBITDA to consolidated interest expense of not less than 3.50 to 1.00.

The Credit Agreement also contains certain customary events of default, including, among others, defaults based on certain bankruptcy and insolvency events, nonpayment, cross-defaults to other debt, breach of specified covenants, ERISA events, material monetary judgments, change of control events, inability to pay debts as they become due, actual or asserted invalidity of guarantees and the material inaccuracy of our representations and warranties.

The foregoing description does not purport to be complete and is subject to and is qualified in its entirety by reference to all of the provisions of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangements or Registrant.

The descriptions of the financing arrangements in Item 1.01 of this Current Report are incorporated into this Item 2.03 by reference.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits. The following exhibits are furnished with this report.

Exhibit 10.1
Term Loan Credit Agreement, dated February 12, 2020, by and among Leidos Holdigns, Inc., Leidos, Inc., as the borrower, the guarantors party thereto, the lenders party there to and Citibank, N.A., as administrative agent.

Exhibit 104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 14, 2020	LEIDOS HOLDINGS, INC.

	By:	/s/ Raymond L. Veldman
Raymond L. Veldman
Senior Vice President and Deputy General Counsel